                                                                    EXHIBIT 11.1

                                  Exhibit 11.1


                         APPLIED VOICE TECHNOLOGY, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                                Quarter ended        Nine Months ended
                                September 30,          September 30,
                                -------------        -----------------
                                     1997                  1997
                                -------------        -----------------
                                (in thousands, except per share data)

                                                                Fully
                                   Primary           Primary   Diluted
                                -------------        -------   -------
Net income (loss)                   $2,109            $2,686    $2,686
                                    ======            ======    ======
Computation of common and
 common equivalent shares
 outstanding:
  Common Stock                       5,713             5,656     5,656
  Options                              629               504       735
                                    ------            ------    ------
Common and common equivalent
 shares used in computing per
 share amounts                       6,342             6,160     6,391
                                    ======            ======    ======
Net income per share                $ 0.33            $ 0.44    $ 0.42
                                    ======            ======    ======